Exhibit 99.1
NEWS RELEASE

ALBANY INTERNATIONAL ANNOUNCES CEO SUCCESSION PLAN

Rochester, New Hampshire, March 13, 2023 – Albany International Corp. (NYSE:AIN) announced today that President and CEO Bill Higgins has notified the company’s Board of Directors of his desire to retire. The Company’s Board of Directors has retained executive search firm Spencer Stuart to begin a search for Mr. Higgins’ successor. Mr. Higgins will continue in his role as CEO until his successor is in place.
“I am proud to have led Albany during the past three years. I will work hand-in-hand with the Board of Directors and continue to lead the management team to ensure continued success of Albany and a seamless handoff to my successor,” stated Mr. Higgins. “The company is in great hands, with strong leadership at all levels, as well as opportunities for continued growth and cash generation.”
Chairman Erkie Kailbourne added, “Albany’s Board, working closely with Bill, has been formulating a CEO succession plan and is confident of a successful and smooth transition for all our stakeholders.”

Albany International Corp.
216 Airport Dr.
Rochester, NH 03867 USA
www.albint.com

About Albany International Corp.
Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine
Clothing is the world’s leading producer of fabrics and process belts used in the manufacture of all grades of paper products. Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for jet engine and airframe applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New
Hampshire, operates 23 plants in 11 countries, employs approximately 4,200 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

John Hobbs
603-330-5897
john.hobbs@albint.com